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                                                                   Exhibit 12.1

                                Toys "R" Us, Inc.
        Computation of Historical Ratios of Earnings to Fixed Charges (a)
                        (In Millions, Except Ratio Data)


                                                                                              Year Ended
                                                                        --------------------------------------------------------
                                                                        02/02/02   02/03/01    01/29/00   01/30/99     01/31/98
                                                                        --------------------------------------------------------
Consolidated pretax income (loss) from continuing operations         $    90,886    $636,856   $439,350  $(106,159)  $  771,851
     Share of pretax income of less than 50%-owned companies             (28,813)    (30,925)         -          -            -
     Minority interest in Toys "R" Us - Japan (pre initial
       public offering)                                                        -       1,316      9,584      5,804        5,927
     Minority interest in Toysrus.com                                    (22,278)    (53,337)         -          -            -
     Interest                                                            120,955     130,037     93,304    103,921       89,576
     Interest capitalized during period                                   (4,225)     (2,789)    (1,745)    (2,160)      (4,330)
     Amortization of debt issuance expense                                 4,757       3,091      5,280      5,387        2,542
     Interest portion of rental expense                                  127,238     141,863    170,625    162,825      150,638

                                                                     ----------------------------------------------------------
Adjusted income from continuing operations                           $   288,520    $826,112   $716,398  $ 169,618   $1,016,204
                                                                     ==========================================================

Fixed Charges:
     Interest                                                        $   120,955    $130,037   $ 93,304  $ 103,921   $   89,576
     Amortization of debt issuance expense                                 4,757       3,091      5,280      5,387        2,542
     Interest portion of rental expense                                  127,238     141,863    170,625    162,825      150,638

                                                                     ----------------------------------------------------------
Total Fixed Charges                                                  $   252,950    $274,991   $269,209  $ 272,133   $  242,756
                                                                     ==========================================================

Ratio of Earnings to Fixed Charges                                          1.14        3.00       2.66          -         4.19
                                                                     ==========================================================
                                                                                                             (b)


(a) For purpose of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before minority interest and income taxes, (ii) interest expense, including the portion of rents representative of an interest factor, and (iii) amortization of debt issue costs, and (iv) the amount of the company's undistributed (income) losses of less than 50%-owned companies. Fixed charges consist of interest expense, amortization of debt issue costs, and the portions of rents representative of an interest factor.

(b) Earnings were insufficient to cover fixed charges for the year ended January 30, 1999. Therefore the ratio is less than 1 to 1 and is not shown.